Exhibit (a)(1)

AMENDED AND RESTATED CERTIFICATE OF TRUST

OF

GLOBAL X VENTURE FUND

THIS AMENDED AND RESTATED CERTIFICATE OF TRUST of Global X Venture Fund (the “Trust”) is being duly executed and filed by the undersigned, as trustee of the Trust, pursuant to the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et seq. (the “Act”) to amend and restate the Certificate of Trust of the Trust filed in the Office of the Secretary of State of the State of Delaware (the “State Office”) on September 21, 2023 (the “Certificate”). The present name of the Trust is, and the name under which the Trust was originally formed was, Global X Venture Fund. The date of filing of the original Certificate of Trust of the Trust was September 21, 2023.

The Certificate is hereby amended and restated in its entirety to read as follows:

1.            Name. The name of the statutory trust is Global X Venture and Innovation Fund.

2.            Registered Office and Registered Agent. The business address of the registered office of the Trust in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name of the Trust’s registered agent at such address is The Corporation Trust Company.

3.            Registered Investment Company. The Trust is a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

4.            Effective Date. This Amended and Restated Certificate of Trust shall be effective immediately upon filing in the State Office.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being a trustee of The Trust, has executed this Amended and Restated Certificate of Trust in accordance with the Act.

By:	/s/ Thomas Park
	Name:	Thomas Park
	Title:	Trustee

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